Exhibit 3.25

State of Delaware Secretary of State Division of Corporations Delivered 05:03 PM 11/17/2006 FILED 05:03 PM 11/17/2006 SRV 061058884 – 4254350 FILE

CERTIFICATION OF FORMATION

OF

TRES PALACIOS GAS STORAGE LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

1.	The name of the limited liability company is TRES PALACIOS GAS STORAGE LLC (the “Company”).

2.	The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

SOLE MEMBER:

NGS ENERGY FUND, LP

By its General Partner, Westport Energy Advisors LLC, a Connecticut limited liability company

By:	/s/ Laura L. Luce
Laura L. Luce
Manager